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Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CryoCor, Inc.
at
$1.35 Net Per Share
by
Padres Acquisition Corp.
a wholly-owned subsidiary of
Boston Scientific Scimed, Inc.
a wholly-owned subsidiary of
Boston Scientific Corporation

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated April 29, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Padres Acquisition Corp., a Delaware corporation (the "Offeror") and wholly-owned subsidiary of Boston Scientific Scimed, Inc., a Minnesota corporation ("BSS") and wholly-owned subsidiary of Boston Scientific Corporation, a Delaware corporation ("Parent"), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the "Shares"), not owned by BSS of CryoCor, Inc., a Delaware corporation (the "Company"). The Offer is being made in connection with the Agreement and Plan of Merger, dated April 15, 2008, by and among the Offeror, BSS and the Company (the "Merger Agreement"). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is directed to the following:

  1.
  The tender price is $1.35 per Share, net to you in cash without interest;

  2.
  The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, May 27, 2008 (the end of the day on May 27, 2008), unless extended (as extended, the "Expiration Date");

  3.
  The Offer is conditioned upon, among other things: (i) prior to the then scheduled expiration date of the Offer, there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with all other Shares, if any, then owned by BSS and Offeror or any of their respective affiliates, represents at least a majority of the then outstanding Shares (including all Shares issuable upon the exercise or conversion of any options, warrants, rights or other convertible securities to the extent vested, or those that could become vested, that, if applicable, have a per share exercise or "strike" price that is less than the offer price); (ii) there be no governmental authority issuing an order or taking other action (including by instituting proceedings) making illegal or otherwise prohibiting the consummation of the Offer or the Merger or placing material limitations on the transaction; (iii) the Company performing in all material respect any obligation or complying in any material respect with any covenant or other agreement of the Company to be performed or complied with under the Merger Agreement; and (iv) the Merger Agreement not being terminated. The Offer is not conditioned upon Parent, BSS or the Offeror obtaining financing; and

  4.
  Any stock transfer taxes applicable to the sale of the Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

        Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the American Stock Transfer & Trust Company (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CryoCor, Inc.
by Padres Acquisition Corp.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 29, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal, in connection with the offer by Padres Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), not owned by BSS of CryoCor, Inc.

        This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE
Shares*
Signature(s)
Name(s)
Dated , 200 .	Address(es)
(Zip Code)

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

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  Exhibit (a)(1)(v)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of CryoCor, Inc. at $1.35 Net Per Share by Padres Acquisition Corp. a wholly-owned subsidiary of Boston Scientific Scimed, Inc. a wholly-owned subsidiary of Boston Scientific Corporation